Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 15, 2002, with respect to the combined financial statements of Hobbs Group, LLC included and incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of Hilb, Rogal and Hamilton Company for the registration of $143,750,000 of its common stock.

/s/    ERNST & YOUNG LLP

Atlanta, Georgia
September 13, 2002